Exhibit 99.2

TEXT OF SEGMENT ON KOLD-TUCSON (13 NEWS)

By Andres Rendon

Published: Jul. 18, 2023 at 8:26 PM MDT|Updated: 21 hours ago

TUCSON, Ariz. (13 News) - Founded in 2002 as Ionatron Inc., the expansion of Applied Energetics marks another milestone in the company’s history, and they don’t have to look far for extra space.

The company is moving right across the hall, adding more than 8,000 square feet to the already existing 13,000 square-foot facility located at Tech Park.

“We needed more space both for the personnel, and the expansion for both current and future projects that we hope to have,” says CEO Dr. Gregory Quarles. “And we’re adding space for our admin and financial support, as well as for training and research and development, and for the manufacturing space.”

Another large part of their expansion was to ease the stress caused by security protocols. With much of the work being applied to military defense technologies, information and conversations are often concealed from the general public.

The extra space makes security procedures easier to follow.

On the flip side, however, it’s a bit of a balancing act between informing the public about what the company is working on and what needs to remain hidden behind closed doors.

“It’s a fine line to walk to make sure we’re disclosing enough but not harming national security,” Quarles says.

The expansion will also allow more employees to join the team at Applied Energetics.

Aside from the administrative staff that helps run day-to-day operations, Dr. Quarles commends the engineers and scientists that are part of his team, currently totaling more than 15 employees at the lab.

With the University of Arizona and its Wyant College of Optical Sciences just miles away, many students have looked to Applied Energetics to apply their own research into a hands-on product, and they continue to contribute to the research and development of the company every day.

“Two of the full-time employees started off as interns here and have gone off to do their masters, and their masters are based off of what they innovated for the corporation,” Dr. Quarles says.

“We want to bring interns in so they can see what it’s like to work in an industrial lab, to do dual-use technology, for the national security sector and for the commercial sector and decide if that’s what they want for a career.”

Be sure to subscribe to the 13 News YouTube channel: www.youtube.com/@13newskold

Copyright 2023 13 News. All rights reserved.